EXHIBIT 2.5

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is entered into this 13th day of November, 2006, by and between Heritage Bank of Commerce, (the "Escrow Agent"), and Procera Networks, Inc., a Nevada corporation (the "Company"). The Escrow Agent and the Company are hereafter collectively referred to as “Parties”.

RECITALS

A.
The Company proposes to offer shares of Common Stock (the “Shares”) for an aggregate Offering of up to $5,000,000 ("the Offering") as more particularly described in the Confidential Private Placement Memorandum (“the Offering Materials”) issued by the Company.

B.	The Offering is intended to be exempt from registration under the Securities Act of 1933 (the “Act”), as amended, pursuant to Section 3(a) (11) thereof and Rule 147 promulgated thereunder.

C.	The Escrow Agent has agreed to act as the Escrow Agent for the proposed Escrow Account on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Establishment of an Escrow Account: By execution of this Agreement the parties establish an interest bearing Escrow Account entitled Heritage Bank of Commerce, Escrow Agent UTC Procera Networks, Inc. Escrow No. 161888 (the “Escrow Account”). All funds deposited in the Escrow Account shall be held in trust for the benefit of the parties entitled thereto pursuant to the terms of this Agreement.

2.	Deposits of Subscription Proceeds.

a.
The Escrow Agent from time to time will receive from the Company, the Company’s representitaves or directily from the investors funds representing subscription payments for Shares. All checks representing subscription payments shall be made payable to the order of Heritage Bank of Commerce, Escrow 161888. All wire transfers shall be made to following account: Heritage Bank of Commerce, Escrow Services Department, 150 Almaden Boulevard, San Jose, CA 95113, Attn: Chloe A. Flowers, ABA No. 121 142 287, Account Name: Corporate Escrow Services, Account Number: 1520018, For Further Credit to: Escrow No. 161888. In the event any checks are made payable to a party other than the Escrow Agent, such checks shall be returned to the Company. Escrow Agent agrees to hold all documents, terms and conditions of this Escrow in strict confidentiality.

b.
The Company agrees that it shall provide a written account of each sale, which account shall set forth, among other things, the investor's name and address, the number of Shares purchased, and the amount paid therefore.

c.
All checks received by the Escrow Agent are subject to the check clearing schedule of the Escrow Agent, as amended from time to time, and the funds represented by such checks cannot be drawn upon or bear interest until such time as the Escrow Agent has collected such checks and has received all funds which have cleared normal checking channels. The cleared funds shall be referred to as “Collected Funds”. Upon the return of any checks to the Escrow Agent as uncollectible, the Escrow Agent is authorized to charge any uncollected checks to the Escrow Account. The Escrow Agent, may at its option, redeposit such checks for collection or return the uncollected check to the Company, however, in no instance shall a check be presented for collection more than two (2) times unless Escrow Agent is authorized, in writing or by verbal instructions, by the Company.

3.
Rejection of Subscriptions. The Company warrants and represents that pursuant to the terms of the subscription agreements the Company may accept or reject a subscription in whole or in part for any reason. In the event the Company elects to reject the subscription of any subscriber whose subscription payment has been deposited into the Escrow Account, the Company or any Company shall deliver written notice of the rejection to the Escrow Agent setting forth the name, address, taxpayer identification number or social security number and subscription amount of the subscriber whose subscription has been rejected. The Escrow Agent shall return to the investor its subscription amount as specified by the Company when the funds have been collected pursuant to paragraph 2(c) of this Agreement. The Escrow Agent shall not be responsible for the decision by the Company to accept or reject a subscription.

4.	Release of funds.

a.
The Escrow Agent is authorized to make multiple releases of the subscription funds from the Escrow Account (1) upon notice from the Company that such subscription funds should be released, and (2) on or before the later of (A) November 27, 2006, or (B) thirty (30) calendar days after the effective date of withdrawal of the registration statement under Rule 477 of the Act, pursuant to Section 155 thereof, (the “Closing Date”). Once the escrow conditions set forth in this subsection (“the Escrow Condition”) are satisfied, any subscriptions deposited in the Escrow Account at that time may be released by the Escrow Agent in accordance with the distribution instructions, at the direction of the Company. The parties acknowledge that the Company reserves the right to utilize multiple closings during this Escrow, at the Company’s discretion.

b.
If the Escrow Condition is not satisfied by the March 3, 2007, the Escrow Agent shall send via certified mail, return receipt requested, to each investor a check made payable to the investor in an amount equal to the investors subscription payment plus the amount of accrued interest with respect to each investors subscription payment.

c.
In the event the Company decides to cancel the Offering prior to the Closing Date, and upon receipt of the written instructions from the Company, the Escrow Agent shall send via certified mail, return receipt requested, to each investor a check made payable to the investor in an amount equal to the investors subscription payment plus the amount of accrued interest with respect to each investors subscription payment.

d.
Any subscription funds returned to investors pursuant to written instructions furnished to the Escrow Agent by the Company pursuant to paragraphs 4(b) or 4(c) of this Agreement shall be without deduction or offset for any fee or compensation due Escrow Agent. The amount of any fee or other compensation due Escrow Agent will remain payable by the Company.

e.
The Company expressly acknowledges that prior to the release of the Escrow Amount pursuant to paragraph 4(a) above, that the Company has not had and will not have any interest in or claim to the escrowed funds nor are the escrowed funds subject to claims of creditors of the Company.

5.
Segregation of Funds. The subscription funds deposited into the Escrow Account and any interest earned thereon shall be kept separate from all other funds in the custody of the Escrow Agent, including any other funds that may be deposited with the Escrow Agent, the Company or any of their affiliates.

6.
Investment of Funds. All Collected Funds received by the Escrow Agent shall be invested in the name of Escrow Agent as agent for the Company. The Collected Funds may only be invested in short term securities issued or guaranteed by the U. S. Government, interest bearing bank accounts, short term bank certificates of deposit, or bank money market accounts, including those accounts issued or offered by the Escrow Agent, as directed by the Company. The maturity date of any investment may not extend past the Closing Date, unless the investment may be disposed of by the Closing Date without any dissipation of the funds. Funds shall not be invested in money-market funds, corporate equity or debt securities, repurchase agreements, banker's acceptances, commercial paper, or municipal securities.

7.	Duties of the Escrow Agent:

a.
The Escrow Agent shall maintain (i) accurate and complete records regarding all transactions relating to the Escrow Account and the funds deposited therein, (ii) copies of the appropriate signatures pages from the Offering Materials and other documents received from the Company.

b.
The Escrow Agent acts as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any instrument deposited under this Agreement. The Escrow Agent makes no representation whatsoever as to the compliance of the Offering of Shares with any applicable state or federal laws, regulations, or rulings. The Escrow Agent has not made, nor will make, any representation regarding the Offering, or the Company, or the Offering Materials. Further, the Escrow Agent shall not be responsible for any representations or warranties made by the Company concerning the Company. Furthermore, the Escrow Agent shall not be responsible for the application or use of any funds released from the Escrow Account pursuant to this Agreement.

c.
Except as expressly provided in this Agreement, the Escrow Agent shall be entitled to act entirely on the basis of written instructions received from the Company as provided in this Agreement and shall have no independent duty of inquiry regarding the basis for such instructions.

d.
The Escrow Agent shall not be liable for any error of judgment or for any act taken or omitted by it in good faith or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection with this Agreement except for its own willful misconduct, and the Escrow Agent shall have no duties to anyone except the Company.

e.
The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of this Agreement or the Escrow Agent's duties under this Agreement, and the Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of counsel. Notwithstanding the Escrow Agent's consultation with counsel, the Escrow Agent is not obligated to institute, defend or participate in any litigation regarding a dispute arising from the Escrow Account or this Agreement.

f.
In the event of any controversy or disagreement concerning this Agreement, the Escrow Account, or any matter related thereto, resulting in diverse claims and demands being made in connection with any papers, money, or property deposited under this Agreement, the Escrow Agent shall be entitled, at its option, to refuse to comply with any such claims or demands, so long as such disagreement shall continue. The Escrow Agent shall not be or become liable for damages or interest to the Sales Agent or to any other person for the Escrow Agent's failure or refusal to comply with any such claims or demands, and the Escrow Agent shall be entitled to continue to refrain and refuse to act until

i.
the rights of the adverse claimants have been finally adjudicated or arbitrated in a court assuming and having jurisdiction of the parties and the money, paper, and property deposited under this Agreement; or

ii.	all differences shall have been adjusted by agreement, and the Escrow Agent shall have been notified thereof in writing by all of the persons interested; or

iii.
in the event of such disagreement, the Escrow Agent may, at its option, file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated and deposit with the court all documents and property held by the Escrow Agent.

8.	Fee. For its ordinary services rendered pursuant to this Agreement, the Escrow Agent is entitled to fees as follows:

a.	$900.00 Initial set-up fee non-refundable and payable concurrently with the execution of this Agreement and additional compensation as follows:

b.	$1.00 per thousand of funds deposited into escrow.

c.	$10.00 Outgoing Wire Fee, NSF check charge or for investor refunds.

d.	In the event:

i.	that the Escrow Agent performs any service not specifically provided in this Agreement; or

ii.	that there is any assignment, modification, or attachment of any interest in the subject matter of this Agreement; or

iii.	that any controversy arises under this Agreement; or

iv.
that the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this Agreement, the Escrow Agent shall be reasonably compensated and reimbursed for all costs and expenses (including, without limitation, attorney's fees whether or not suit is instituted) occasioned thereby. The Escrow Agent shall have a first lien on the money, property, and papers held by it under this Agreement for its compensation and expenses, and the Company agrees to pay such compensation and expenses; provided, however, that the lien shall attach only if the conditions set forth in paragraph 4(a) of this Agreement have been met.

9.
Resignation of Escrow Agent. The Escrow Agent reserves the right to resign as escrow holder at any time by giving thirty (30) days prior written notice of such resignation to the Company; provided, however, that Escrow Agent may not resign without the consent of the Company. In the event of such resignation by the Escrow Agent, the Escrow Agent shall deliver the funds then held in the Escrow Account and all related records to any replacement escrow holder appointed by the Company. If the Company fails to notify the Escrow Agent in writing as of the identity of such replacement escrow holder within thirty (30) days after receiving the notice of the Escrow Agent's resignation, the Escrow Agent will be entitled to return to each investor whose subscription payment is then being held in the Escrow Account the amount of such investor's subscription payment plus the net amount of interest earned with respect to such investor's subscription payment. Notwithstanding the resignation of the Escrow Agent, the Company shall remain liable for all fees payable to the Escrow Agent pursuant to the terms of this Agreement.

10.	Representations and Warranties of the Sales Agent: The Company represents and warrants as follows:

a.	The Offering complies with all other applicable federal and state laws, rules and regulations.

b.	This Agreement does not conflict with any representation, written or oral, made by the Company to any person, organization, or governmental agency in connection with the Offering.

c.	The Company has not agreed to pay to investors any interest on subscription payments, unless all subscription payments are refunded to the investors pursuant to paragraphs 4(b) or 4(c).

11.
Offering Materials. The Company shall cause substantially all of the following language to be included in any and all Offering materials that refer to the Escrow Agent, including, without limitation, the Confidential Private Placement Memorandum, any prospectus, subscription agreement, and/or supplemental sales literature, as follows:

Heritage Bank of Commerce's sole role in this Offering is that of Escrow Holder, and Heritage Bank of Commerce has not reviewed any of the Offering materials and made no representation whatsoever as to the nature of this Offering or its compliance, or lack thereof, with any applicable state or federal laws, rules or regulations.

Heritage Bank of Commerce does not represent the interests of the Investors or potential investors. Heritage Bank of Commerce's duties are limited as expressly set forth in the Agreement and interested parties may request a copy of the Agreement from the Company.

The Company shall not make any other references, written or oral, to or regarding the Escrow Agent without the prior written consent of the Escrow Agent.

12.
Indemnification of Escrow Agent. Except with respect to any willful misconduct of the Escrow Agent, the Company shall indemnify and hold the Escrow Agent, its directors, officers, employees and agents harmless from and against any and all liability, demands, claims, actions, losses, interest, costs of defense, and expenses (including reasonable attorney's fees) which arise out of the Escrow Agent's acts or omissions to act in accordance with this Agreement.

13.	Additional Instructions. This Agreement is subject to the additional instructions, if any, and the delivery of the documents, if any, listed on the attached Exhibit "D".

14.	Notices. Notice required to be given pursuant to the terms of this Agreement shall be personally delivered or sent by registered or certified mail, return receipt requested:

a.	If to the Company:

Procera Networks, Inc.
100 C Cooper Court
Los Gatos, California 95032
Tel: (408) 354-7200
Fax: (408) 354-7211

b.	If to the Escrow Agent:
Heritage Bank of Commerce

Corporate Escrow Services
150 Almaden Boulevard
San Jose, CA. 95113
Tel: 408-494-4530
Fax: 408-947-1054

15.	Miscellaneous.

a.	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors or assigns.

b.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

c.
This Agreement shall be governed, by and construed in accordance with, the laws of the State of California, and the Superior Courts in the City and County of San Francisco shall be the proper forum and venue for any action arising from this Agreement.

d.	All captions contained in this Agreement are for convenience only and are not to be deemed part of the agreement or to be referred to in connection with the interpretation of this Agreement.

e.
Whenever required by the context of this Agreement, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

f.
This Agreement shall not be subject to rescission or modification except on receipt by the Escrow Agent of the written instructions of the Company or its successors in interest, and no such modification shall be effective unless and until consented in writing by the Escrow Agent.

g.
The failure of any party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive such party of the right thereafter to insist upon strict adherence to such term or any other term of this Agreement. Any waiver must be in writing.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

THE COMPANY:	PROCERA NETWORKS, INC.

By:

Its:

Date:

ESCROW AGENT	HERITAGE BANK OF COMMERCE

By:

Its:

Date: